Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
American Petro-Hunter Inc.
Wichita, Kansas

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 15, 2013, relating to the financial statements of American Petro-Hunter Inc., (the “Company”) as of December 31, 2012 and 2011, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Weaver Martin & Samyn, LLC
Weaver Martin & Samyn, LLC

Kansas City, Missouri
May 3, 2013